Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of August 8, 2005 (the “Effective Date”), by and between Encore Medical, L.P., a Delaware limited partnership (“Seller”), and dj Orthopedics, LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S

WHEREAS, Seller manufactures, markets and sells a line of orthopedic soft goods under the brand name “Encore” and other trademarks, as shown in the Encore Soft Goods product catalog attached hereto as Exhibit A;

WHEREAS, the patents, trademarks and other registered intellectual property used by Seller in the conduct of such orthopedics soft goods business are owned by an affiliate of Seller, Encore Medical Asset Corporation, a Nevada corporation (“Seller’s IP Affiliate”);

WHEREAS, Buyer manufactures, markets and sells products and services in the orthopedic and spine markets and is interested in acquiring substantially all of the assets, including the relevant intellectual property owned by Seller’s IP Affiliate, and operations of Seller’s business relating to its orthopedic soft goods shown in Exhibit A, with the exception of the Chattanooga brand products or other non Chattanooga brand products listed on pages 37 through 39 of said catalog, (hereinafter, the “Acquired Business”); and

WHEREAS, pursuant to the terms and conditions of this Agreement, Buyer desires to acquire, and Seller and Seller’s IP Affiliate desire to sell, the assets and operations of the Acquired Business.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Purchase and Sale of Assets

1.1                                 Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below) Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of any and all liens, pledges, claims, security interests, encumbrances, charges, restrictions or liabilities of any kind, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s, and Seller’s IP Affiliate’s, as applicable, right, title and interest in and to the following properties and assets insofar as they are used in or relate to the Acquired Business as of the Closing Date (collectively, the “Purchased Assets”):

(a)                                  Those items of manufacturing equipment and other fixed assets owned by Seller that are listed on Schedule 1.1(a) and that are owned by Seller and used by Seller’s manufacturing vendor, Border Opportunity Saver Systems, Inc. in connection with the Acquired Business;

(b)                                 Those customer and vendor agreements and contracts, licenses and other agreements, whether oral or written, as listed or described on Schedule 1.1(b) hereto (all such agreements and contracts being referred to herein as the “Contracts”), to which Seller is a party and which Buyer has agreed to assume pursuant to Section 1.3 below, and any rights associated therewith or deposits or other prepayments made by Seller thereunder; provided, however, that any such Contracts listed on Schedule 1.1(b) which are marked by an asterisk will only be assumed if such agreement is shown to be, within thirty (30) days of the Closing Date or such longer period as Buyer shall agree, to be a valid and binding agreement of Seller on terms and conditions reasonably acceptable to Buyer;

(c)                                  All rights in and to the patents, patent applications, trademarks, trade names, copyrights, and other proprietary intellectual property listed or described on Schedule 1.1(c) hereto, as well as engineering drawings and designs, manufacturing processes and techniques, technical data and information, trade secrets and other proprietary information and know-how related to the Acquired Business, excluding the name “Encore” and any derivations thereof, (hereinafter the “Intellectual Property”);

(d)                                 All inventories of finished goods, work in progress and raw materials relating to the Acquired Business, including but not limited to those items listed or described on Schedule 1.1(d) hereto to the extent that they exist on the Closing Date (collectively, the “Inventory”);

(e)                                  Originals or copies of all customer lists, supplier lists, sales files, business development information, databases, price lists and pricing records and schedules, accounting records, sales literature, FDA premarket notification documentation and general intangibles relating to the Acquired Business, licenses to conduct the Acquired Business (to the extent transferable), and any other books, documents, instruments and records, or copies thereof, used by the Seller to conduct the Acquired Business (collectively, the “Other Assets”); and

(f)                                    All goodwill associated with the Acquired Business.

1.2                                 Consideration.  In consideration for the sale, assignment, transfer and delivery of the Purchased Assets, Buyer shall do the following:

(a)                                  Pay Seller in readily available funds at the Closing pursuant to wire transfer instructions provided by Seller to Buyer prior to the Closing Date the sum of Ten Million Dollars ($10,000,000) as adjusted pursuant to Section 1.8 hereof; and

(b)                                 Assume the Assumed Liabilities (defined below in Section 1.3).

1.3                                 Assumption of Liabilities.  Buyer agrees to assume all obligations to be performed after the Closing under the Contracts set forth on Schedule 1.1(b) hereto (the “Assumed Liabilities”), including, but not limited to, rebate obligations and administrative fees, and those open purchase orders listed on Schedule 1.1(b) and except for said obligations under the Contracts and open purchase orders, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any of the liabilities, obligations or commitments of Seller of any nature whatsoever, whether relating to the Acquired Business or otherwise.

1.4                                 Assignment of Contracts.  Seller and Buyer agree to cooperate in securing any required third party consents to the assignment or novation, as applicable, of the Contracts prior to the Closing or as soon thereafter as practicable.  As to any Contracts on which required consents are not obtained prior to Closing, the Contracts shall, pending such consent, be performed by Buyer as a subcontractor to Seller with a complete pass-through to Buyer of the terms, conditions, rights and obligations under the Contract, subject to further agreement of the parties pursuant to the Transition Agreement (as defined below).

1.5                                 Collection of Accounts Receivable.  Existing accounts receivable relating to customers of the Acquired Business are not being transferred to Buyer pursuant to this Agreement.  The parties, therefore, agree to cooperate in the allocation of payments from customers of the Acquired Business received after the Closing Date.  Seller shall promptly remit to Buyer any payments received from such customers attributable to sales of products occurring on or after the Closing Date, and Buyer shall likewise remit promptly to Seller any payments received relating to sales of products that occurred before the Closing Date.  To the extent that payments received by either party do not specifically reference a specific invoice that is being paid, such payments shall be applied to the oldest invoice owed by such customer, whether to Seller or Buyer.  The parties agree to cooperate in the collection of accounts receivable that are outstanding as of the date of closing and shall, as appropriate, make their books and records available to the other party so as to permit the monitoring of and compliance with this provision.

1.6                                 Allocation of Purchase Price.  Schedule 1.6 hereto sets forth the parties’ agreement on the allocation of the purchase price under this Agreement among the Purchased Assets.  Each party agrees to follow such allocation in all reports and returns filed with applicable taxing authorities.

1.7                                 Excluded Assets.  Any asset of the Acquired Business owned by Seller and Seller’s IP Affiliate not specifically enumerated in Sections 1.1(a) – (f) shall be excluded from the Purchased Assets.

1.8                                 Purchase Price Adjustments.

(a)                                  Rebates.  The Purchase Price shall be decreased by Six Hundred Seventy One Thousand and Four Dollars and Thirty-Three Cents ($671,004.33) relating to an estimate of the fair market value of rebate obligations being assumed by Buyer to group purchasing organizations for purchases by such organizations occurring prior to the Closing Date.

(b)                                 Rebate Deposit.  The Purchase Price shall be increased by Two Hundred Forty-Five Thousand Four Hundred and Eight Dollars and Twenty-Nine Cents ($245,408.29) representing the amount of Seller’s deposit with Cardinal Health.

(c)                                  Inventory Prepayments .  The Purchase Price shall be increased by Forty-Four Thousand Three Hundred and Seventy Four Dollars and Twenty Cents ($44,374.20) reprenting the amount of Seller’s prepayment for inventory to be delivered by Ex Am Ltd under purchase order No. 5821 dated January 31, 2005.  The rights to the deposit as well as the obligations of Seller under such purchase order are being assumed by Buyer.

(d)                                 Administrative Fees.  The Purchase Price shall be decreased by One Hundred Twenty Eight Thousand Dollars ($128,000), relating to an estimate of the fair market value of the administrative fees obligations being assumed by Buyer.

ARTICLE 2

Representations and Warranties

of the Seller

The Seller represents and warrants to the Buyer as follows:

2.1                                 Organization and Good Standing.  The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which the character of its business makes such qualification necessary, except for where the failure to be so qualified would not have a material adverse effect on the Seller or on its business, assets, properties, prospects, financial condition or results of operations, all of which jurisdictions are listed on Schedule 2.1 attached hereto.  The Seller has all necessary power and authority, including all necessary licenses and permits, to carry on its business as it is now being conducted, and to own or lease and operate its properties and assets.

2.2                                 Authorization and Approvals.  The Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.  Seller’s IP Affiliate has all requisite corporate power and authority to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally; and except as enforcement may be limited by general principles of equity.  This Agreement has been, or will be prior to the Closing Date, duly and validly authorized by and approved by all requisite action on the part of the Seller’s partners, and as to Seller’s IP Affiliate, on the part of such company’s Board of Directors..  No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by the Seller of this Agreement, or the consummation by the Seller or Seller’s IP Affiliate of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of the Seller to carry on the Acquired Business as currently conducted or the ability of the Seller to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

2.3                                 No Conflicts.  Except as set forth on Schedule 2.3 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the charter or Bylaws or other organizational document of the Seller, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which the Seller is a party or by which the Seller or any of its or Seller’s IP Affiliate’s properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to the Seller or any of its or Seller’s IP Affiliate’s properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of the Seller or Seller’s IP Affiliate.

2.4                                 Taxes.  The Seller has paid or caused to be paid within the time and in the manner prescribed by law all Federal, state and local taxes of any type, including without limitation, income, franchise, gross receipts, sales or property taxes, payable or due from and owed by the Seller for all periods ending on or prior to the date hereof except for taxes which are accrued but not yet due and payable.  The Seller has collected all sales, use and value added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions.  None of the assets of the Seller are subject to any liens in respect of taxes (other than for current taxes not yet due and payable).

2.5                                 Fixed Assets. The fixed assets set forth on Schedule 1.1(a) hereto are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.  The fixed assets on Schedule 1.1(a) hereto constitute substantially all of the fixed assets actually used by Seller in the conduct of the Acquired Business (excepting for computer hardware and software, racking and certain warehouse equipment) and, except for such excluded assets, constitute all of the fixed assets needed to conduct such business in the manner in which Seller is currently conducting the business.  None of such fixed assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.

2.6                                 Contracts.  Schedule 2.6 hereto contains a complete, current and correct list of all material contracts, commitments, obligations or agreements of the Seller, whether written or oral, formal or informal, relating to the Acquired Business.  To the knowledge of the Seller, all parties to such Contracts have fully performed all obligations required to be performed on or prior to the date hereof, and no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) under any term or provision of any of the Contracts and thereby allow a party thereto to terminate or claim damages therefor.  Each of the Contracts is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the knowledge of the Seller, of the other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity.  Except as set forth in Schedule 1.1(b), the Seller is not a party to any Contract that restricts Seller, or after the Closing Date Buyer, from carrying on the Acquired Business or any part thereof, or from competing in any line of business with any person, corporation or entity, except for the non-compete covenant of Seller under this Agreement.

2.7                                 Inventory.  All inventory of the Acquired Business, as of July 2, 2005, whether constituting finished goods, work in progress or raw material, is shown on Schedule 1.1(d).  All of such inventory is usable and saleable in the ordinary course of business within a reasonable period of time, subject to a reserve for inventory reasonably anticipated to be or become excess or obsolete in an aggregate amount shown on Schedule 1.1(d).  The net inventory balances shown on Schedule 1.1(d) are stated at amounts representing the lower of cost or market value.

2.8                                 Title to Assets.  Except as set forth on Schedule 2.8, Seller has good, valid and marketable title to all Purchased Assets, except registered Intellectual Property as to which Seller’s IP Affiliate has good, valid and marketable title.  Except as set forth on Schedule 2.8, all such assets are free and clear of title defects or objections, liens, claims, charges, pledges, security interests, easements, title retention agreements or other encumbrances of any kind or nature whatsoever, except for liens, taxes and assessments not yet due and liens of landlords, warehousemen, mechanics and materialmen arising by law or in the ordinary course of business that do not materially adversely affect the Purchased Assets or the operation of the Acquired Business.

2.9                                 Financial Statements. Seller has delivered to Buyer the following financial statements of the Acquired Business, all of which are attached to this Agreement as Schedule 2.9:  (i) unaudited statements of operating results for the years ended December 31, 2003 and 2004 and balance sheets at December 31, 2003 and 2004, and (ii) an unaudited balance sheet as of July 2, 2005, and statement of operating results for the six (6) months then ended (all of such financial statements are collectively referred to herein as the “Financial Statements”).  The Financial Statements (i) have been prepared in conformity with generally accepted accounting principles consistently applied with prior periods (except that footnotes have not been prepared), and (ii) fairly present the financial condition and results of operations of the Seller as of the dates and for the periods indicated therein.

2.10                           Intellectual Property.

(a)                                  Schedule 1.1(c) hereto sets forth a complete list of all registered (and material unregistered) trademarks, trade names, patents, patent applications and invention disclosures which are presently used in the Acquired Business (the “Intellectual Property”).  Except as set forth on Schedule 1.1(c), (i) each of the items of Intellectual Property is valid and registered in the name of the Seller’ IP Affiliate on the Principal Register of the United States Patent and Trademark Office and in the foreign countries indicated thereon or is licensed by Seller under a valid and effective license arrangement, the principal terms of which are described on Schedule 1.1(c), (ii) the Seller has no knowledge of any infringement by others, (iii) to Seller’s knowledge, the continued use of such items in the Acquired Business will not result in any infringement of the rights of others, (iv) the Seller or Seller’s IP Affiliate is the sole legal owner or licensee, as applicable, of such items in all jurisdictions in which Seller uses, has used or plans to use any such item and Seller has no knowledge of any claim by any other person that such person is the legal owner or licensee of such item; and (v) neither the Seller nor Seller’s IP Affiliate has granted any license or right to use any Intellectual Property to any other person.

(b)                                 Except as set forth on Schedule 2.10, the Intellectual Property and other items of proprietary intellectual property listed or described on Schedule 1.1(c) constitute all such intellectual property used by Seller in the conduct of the Acquired Business and there is no other intellectual property of Seller, Seller’s IP Affiliate or, to Seller’s knowledge, of a third party required to conduct the Acquired Business in the manner in which it is now conducted or proposed to be conducted by Seller.

(c)                                  Seller has no knowledge of any infringement, illicit copying, misappropriation or violation of any third party intellectual property rights that has occurred, or would reasonably be expected to occur, with respect to Seller’s use of the Intellectual Property.

(d)                                 There are no material agreements requiring the Seller to make payments or provide any consideration for, or restricting the Seller’s right to use, any intellectual property rights of third parties in the Acquired Business other than licenses disclosed on Schedule 1.1(c).

2.11                           Licenses and Permits.  Schedule 2.11 attached hereto contains a complete, current and correct list of all governmental licenses, including but not limited to clearances and approvals, as applicable, granted by the U.S. Food and Drug Administration, permits, franchises, rights and privileges, if any, necessary for or material to the present conduct of the Acquired Business (the “Licenses”).  The Seller possesses all such Licenses, and each of the Licenses is in full force and effect.  There are no pending or, to the best knowledge of the Seller, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue, any of the Licenses.

2.12                           Customer and Supplier Relationships.  Schedule 2.12 identifies the customers and suppliers of the Acquired Business that transacted at least $25,000 of business with Seller in 2004 and indicates the level of business done with each such customer or supplier during the twelve months ended June 30, 2005 and any commitments by Seller for purchases under any such contracts amounting to at least $25,000 over the next twelve (12) months.  Seller has delivered to Buyer prior to the date hereof true and correct copies of such contracts, including all schedules and exhibits thereto, and no changes have been made or agreed to in any terms of such contracts from the terms shown in the copies delivered to Buyer except as described in Schedule 2.12.  Except for the transaction contemplated by this Agreement, Seller has received no notice nor is in possession of any actual knowledge which might reasonably indicate that any of the current customers, subcontractors or suppliers of the Acquired Business intends to cease retaining, purchasing from, selling to or dealing with the Seller in the manner in which such transactions have previously occurred, nor has the Seller received any notice or is in possession of any actual knowledge which might reasonably lead it to believe that any current client, customer, subcontractor or supplier of the Acquired Business intends to alter in any material respect the amount of such retention, purchases or sales or the extent of dealings with the Seller or would alter in any material respect any such retention, purchases, sales or dealings in the event of the consummation of the transactions contemplated hereby.   Seller is current and in full compliance in all material respects with its obligations to its suppliers and subcontractors of the Acquired Business.

2.13                           Compliance With Laws.  Seller has conducted the Acquired Business in compliance with, and is not in violation of, applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all national governmental authorities, and of all territories, states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Seller and its business, including without limitation all such laws, regulations, ordinances and requirements relating to insurance, environment, antitrust, consumer protection, labor and employment, zoning and land use, immigration, health, and occupational safety,  except where the failure to be in compliance would not have a material adverse effect on the Acquired Business.  The Seller has not received any written notification of any asserted present or past failure by Seller to comply with any laws, statutes, ordinances, rules, regulations, orders or other requirements, the failure of which would have a material adverse effect on the assets or operations of the Acquired Business.

2.14                           Litigation.

(a)                                  Except as set forth on Schedule 2.14, there is no pending or, to the best knowledge of the Seller, threatened action, suit, arbitration proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the Acquired Business, or the transactions contemplated by this Agreement, nor to the best knowledge of the Seller, are there any facts or circumstances which could reasonably lead to or provide the basis for any such threatened action, suit, arbitration proceeding, investigation or inquiry.

(b)                                 There is not in effect any order, judgment or decree of any court or governmental or administrative body or agency enjoining, barring, suspending, prohibiting or otherwise limiting Seller or any officer, director or employee of Seller from conducting or engaging in any aspect of the Acquired Business, or requiring Seller or any officer, director or employee of Seller to take certain action with respect to any aspect of the Acquired Business.

(c)                                  The Seller is not in violation of or in default under any order, judgment, writ, injunction or decree of any court or governmental or administrative body or agency.

2.15                           Brokers and Finders.  Other than Cleary Oxford & Associates, Seller has not engaged or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, nor has Seller consented to or acquiesced in anyone so acting.

2.16                           Product Liability and Warranties.  Schedule 2.16 sets forth the policies of product liability insurance maintained by Seller and covering the products of the Acquired Business, including the insurer, policy limits, deductibles and term.  Except as set forth on Schedule 2.16, each product of the Acquired Business designed, manufactured, sold, or delivered by the Seller has been produced and sold in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. Seller does not have any knowledge of the existence or of any liability (and, to the knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair thereof or other damages in connection therewith.  No product or service of the Acquired Business designed, manufactured, sold, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale.

2.17                           Absence of Certain Changes.   Since July 2, 2005, Seller has conducted the Acquired Business in the ordinary course consistent with past practice and, except as disclosed in Schedule 2.17, there has not been:

(a)                                  any event, occurrence or development of a state of circumstances or facts relating to the Purchased Assets or the Acquired Business which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect thereon;

(b)                                 any sale, lease, license or other disposition of any assets or properties of the Acquired Business, other than in the ordinary course of business consistent with past practices;

(c)                                  any creation or assumption by Seller of any lien, encumbrance or other charge on any of the Purchased Assets;

(d)                                 any material condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Purchased Assets;

(e)                                  any material change or notice of pending material change in the level or nature of business to be done with Seller by any customer or supplier of the Acquired Business except for the transactions contemplated by this Agreement;

(f)                                    any notice of default or any other claim, allegation or other assertion that Seller has been or will be in breach or violation of any provision of any contract, agreement or instrument to which Seller is a party and which is included in the Purchased Assets or the Assumed Liabilities; or

(g)                                 any change in accounting methods, principles or practices.

ARTICLE 3

Representations and Warranties

of Buyer

Buyer represents and warrants to the Seller as follows:

3.1                                 Organization and Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

3.2                                 Authorization and Enforceability of Agreements.  Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity.  This Agreement been duly and validly authorized by and approved by all requisite corporate action on the part of Buyer.  No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of Buyer to execute and deliver this Agreement, or to consummate the transactions contemplated hereby.

3.3                                 No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the charter or Bylaws of Buyer, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Buyer or any of its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Buyer’s businesses.

3.4                                 Brokers and Finders.  Buyer has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of Buyer, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or consented to or acquiesced in anyone so acting, and Buyer does not know of any claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of Buyer or of any basis for such a claim.

ARTICLE 4

Closing

4.1                                 Closing.  The actions and deliveries described below in this Article 4 shall be deemed the “Closing” of the transactions contemplated by this Agreement and the date on which such actions and deliveries occur shall be the “Closing Date”.

4.2                                 Actions and Deliveries of Seller.  At the Closing, Seller shall take the following actions and deliver the following documents:

(a)                                  Closing Certificate.  Seller shall deliver a certificate, dated the Closing Date and signed by an authorized representative of Seller, stating that each of the representations and warranties of Seller contained in Article 2 hereof and in any schedule, exhibit or other document delivered hereunder is true and correct in all material respects;

(b)                                 Assignment and Assumption Agreement.  Seller shall execute and deliver to Buyer an Assignment and Assumption Agreement in such form and containing such terms and conditions as said parties shall agree that assigns the Contracts to Buyer and provides for the assumption by Buyer of the Assumed Liabilities, all as provided herein;

(c)                                  Bill of Sale.  Seller shall execute and deliver to Buyer a Bill of Sale in such form as the parties shall agree that conveys all of Seller’s right, title and interest to the Purchased Assets to Buyer as provided for in this Agreement;

(d)                                 Transition Services Agreement.  Seller shall execute and deliver a transition services agreement covering the provision of certain services on behalf of Buyer for a period following the Closing in such form as is mutually agreeable to the parties (“Transition Services Agreement”);

(e)                                  Consents.  Seller shall deliver, or have previously delivered, such consents and approvals of third parties to the transactions contemplated hereunder as the parties shall have mutually agreed;

(f)                                    Patent and Trademark Assignments.  Seller’s IP Affiliate shall execute and deliver to Buyer patent and trademark assignments in such form as Buyer deems reasonably acceptable relating to the patents and registered trademarks included within the Purchased Assets; and

(g)                                 Absence of Liens.  Seller shall deliver to Buyer a UCC search report dated as of a recent date issued by the appropriate state and county officials in Texas indicating that there are no filings under the Uniform Commercial Code on file in such state or with such counties indicating any lien on the Purchased Assets, except for (i) the liens which Buyer has approved, in its sole discretion, and (ii) liens with respect to which Seller has delivered releases duly executed by the lender or other creditor which is the holder of such liens.

4.3                                 Actions and Deliveries of Buyer.  At the Closing, Buyer shall take the following actions and deliver the following documents and consideration:

(a)                                  Closing Certificate.  Buyer shall deliver a certificate, dated the Closing Date and signed by an authorized officer of Buyer, stating that each of the representations and warranties of Buyer contained in Article 3 hereof and in any schedule, exhibit or other document delivered hereunder is true and correct in all material respects;

(b)                                 Assignment and Assumption Agreement.  Buyer shall execute and deliver to Seller an Assignment and Assumption Agreement in such form and containing such terms and conditions as said parties shall agree that assigns the Contracts to Buyer and provides for the assumption by Buyer of the Assumed Liabilities, all as provided herein;

(c)                                  Transition Services Agreement.  Buyer shall execute and deliver the Transition Services Agreement;

(d)                                 Purchase Price.  Buyer shall deliver to Seller by wire transfer the purchase price provided for in Section 1.2(a) hereof.

4.4                                 Simultaneous Transactions.   All transactions to be effectuated at the Closing shall be deemed to have taken place simultaneously, and no such transaction shall be deemed to have been completed until all transactions are completed and all documents delivered.

ARTICLE 5

Certain other Covenants and Agreements

5.1                                 Consents and Filings Each party shall use all commercially reasonable efforts to obtain or make, as the case may be, as soon as possible, all filings and requests for governmental approvals as may be required to be obtained or made by it in order to enable such party to perform its obligations under this Agreement.

5.2                                 Announcements.  No party will issue any press release or otherwise make any other public statement with respect to the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as and to the extent that such party determines in good faith that it is so obligated by law or stock exchange rules, in which case such party shall give notice to the other party in advance of such party’s intent to make such announcement or issue such press release and the parties hereto shall use all reasonable efforts to cause a mutually agreeable release or announcement to be issued.

5.3                                 Delivery of Books and Records.  At the Closing, Seller will deliver to Buyer the original or copies of all contracts, books and records that are directly and solely related to the Purchased Assets and Assumed Liabilities which are requested by Buyer.

5.4                                 Current Inventory, Marketing Materials etc.  Notwithstanding anything herein to the contrary, Buyer may, and may permit Buyer’s sales representatives and distributors to, continue to sell the items of Inventory purchased hereunder that bear the mark “Encore” and any other marks not transferred to Buyer pursuant to Section 1.1(c) hereof (the “Excluded Marks”) and to sell products produced from work in process inventory and raw materials purchased hereunder that, as of the Closing, bear the Excluded Marks, until the earlier of the exhaustion of such Inventory, work in process and raw materials or six months after the Closing Date.  As soon as practicable, but no later than ninety (90) days after the Closing, Buyer shall ensure that promotional or marketing materials relating to the Acquired Business and existing on the Closing Date that bear the Excluded Marks are either (i) destroyed, (ii) relabeled to remove the Excluded Marks or (iii) labeled in a prominent fashion with a notice in form satisfactory to the parties that the Acquired Business has been sold to Buyer.

5.5                                 Cooperation and Further Assurance.  After the Closing, the parties shall cooperate in good faith to facilitate the transfer of the Purchased Assets and the Acquired Business in the manner contemplated hereunder with minimum disruption for the parties. Each party shall provide the other such reasonable access to its books, records and employees as may be required to carry out the purposes of this section 5.5.  In addition, each party will execute such further documents and instruments as the other may reasonably request to reflect the transactions contemplated hereunder and to vest in Buyer full title to the Purchased Assets.

5.6                                 Transfer Taxes.  All sales, use, transfer, stamp, conveyance, or other similar taxes, duties, excises or governmental charges imposed by any governmental authority, domestic or foreign, with respect to the sale or transfer of the Purchased Assets shall be borne entirely by Seller.

5.7                                 Transaction Expenses.  Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.  Without limiting the foregoing, Seller shall be solely responsible for the fees and costs of its broker, Cleary Oxford & Associates.

5.8                                 Bulk Sales.  Buyer hereby waives compliance by Seller with the provisions of any applicable state bulk transfer statutes and Seller covenants and agrees to pay and discharge when due all undisputed claims of creditors asserted against Buyer or any affiliate thereof by reason of any failure of Seller to comply, and to indemnify Buyer and any affiliate thereof fully in respect thereof, which indemnity shall survive the Closing and shall not be subject to the limitations of sections 6.1 and 6.4.

5.9                                 Non-compete Covenant.

(a)                                  In consideration of the purchase price paid by Buyer hereunder and the other covenants and agreements contained herein, Seller hereby agrees, for a period of five (5) years following the Closing Date, that neither it nor any direct or indirect subsidiary, parent or other company or business entity affiliated with Seller (the “Encore Group”), shall disclose any confidential information or trade secrets of the Acquired Business.

(b)                                 In addition, for a period of five (5) years following the Closing Date (the “Non-Compete Period”), Seller agrees that except as set forth in 5.9(c), neither it nor any member of the Encore Group shall  engage, directly or indirectly, in any business activity competitive with the Acquired Business in the United States or anywhere else in the world.

(c)                                  Notwithstanding the provisions of 5.9(b), excluded from the foregoing non-compete covenant are the sale and distribution by members of the Encore Group of orthopedic soft goods or related products manufactured or distributed by entities other than members of the Encore Group which are competitive with the Acquired Business, (the “Excluded Products”); provided, however, that the Encore Group shall not during the Non-Compete Period, distribute, or seek to distribute, any such Excluded Product through group purchasing organizations or through those third party distributors identified on Schedule 5.9(c) attached hereto (the “Third Party Distributors”) except in such cases as when the Excluded Products are sold or offered to the group purchasing organizations or sold through the Third Party Distributors for a non-acute care setting as part of a bundled group of products where the anticipated sales volume of the Excluded Products to such purchasers is expected to be no more than fifteen percent (15%) of the overall value of the amounts to be sold in the bundled arrangement.

(d)                                 It is specifically acknowledged that the product lines listed on Schedule 5.9(d) shall be deemed to not be competitive with the Acquired Business.

(e)                                  Notwithstanding the provisions hereof to the contrary, the parties acknowledge and agree that the Encore Group shall not be precluded from (a) owning up to and including five percent (5%) of the outstanding capital stock or other equity interests of a publicly held entity which competes with the Acquired Business or (b) owning an interest in excess of five percent (5%) of the outstanding capital stock or other equity interests of any entity which competes with the Acquired Business, but only if such interest is acquired (i) as a creditor in bankruptcy or (ii) as part of the acquisition of another business and Buyer consents to such acquisition or the Encore Group uses its best efforts to immediately dispose of any such competing interest within six (6) months from the date of such acquisition.

(f)                                    This non-compete covenant and agreement shall be binding on Seller and its successors and assigns. Seller’s obligations under this section 5.9 shall survive the Closing and continue for the full duration of the five (5)-year period mentioned above and shall not be subject to the limitations on liability set forth in section 6.4 below.

5.10                           Other Agreements.  Seller and Buyer agree, with respect to Excluded Products that are currently manufactured by the Acquired Business for distribution through other Encore Group sales channels outside of the Acquired Business, that during the Non-Compete Period the parties shall consider in good faith the possibility of Buyer supplying products for the EMPI or Chattanooga product lines, or other business operations of Seller, which Buyer has the capability of manufacturing.  In addition, with respect to Excluded Products that are allowed to be sold through group purchasing organizations or Third Party Distributors pursuant to the provisions of 5.9(c), Buyer shall during the Non-Compete Period be given a first opportunity to supply to Seller or other members of the Encore Group such Excluded Products provided Buyer (i) can meet all of the price, quality, timeliness and other reasonable requirements of such bundled sale and (ii) has not been specifically excluded from supplying such products by action of the group purchasing organization or Third Party Distributor.  Neither party shall be obligated in any respect to enter into such supply arrangements.

5.11                           Returns.  Buyer is not acquiring or assuming Seller’s liability for product returns relating to sales to customers occurring prior to the Closing Date which arise due to damage-in-transit, short shipments, or product warranty claims (collectively, the “Customary Returns”), or which Seller allows, in its own discretion.  Seller, therefore, agrees that with respect to any such product returns occurring on or before the date that is four (4) months after the Closing Date that relate to sales by Seller prior to the Closing Date, Seller shall be responsible and shall reimburse Buyer (i) for the original invoiced amount on such returns as to which the customer is not seeking a replacement product, or (ii) for Buyer’s full cost of goods on any products shipped to such customer in replacement of said returned product.  During the four (4)-month period after the Closing Date, Buyer shall not accept any returns other than Customary Returns unless authorized by Seller if such returns would require Seller to compensate Buyer under the provisions of this Section.  Seller shall pay Buyer amounts required under this Section 5.11 within 30 days of Buyer’s invoice to Seller for such amounts.

ARTICLE 6

Survival of Representations, Warranties,

Covenants and Related Agreements; Indemnification

6.1                                 Survivability Period.  The warranties and representations made by the Seller, or by Buyer, in this Agreement or in any document, certificate, schedule or instrument delivered in connection herewith shall survive the Closing and shall continue in effect, notwithstanding any investigation by or on behalf of any party, for twelve (12) months following the Closing, except that representations and warranties set forth in Sections 2.4 and 2.8 shall survive the Closing in accordance with applicable statute of limitations (the “Liability Period”).

6.2                                 Indemnity by the Seller.  The Seller shall indemnify, defend and hold harmless, Buyer and the officers, directors, agents, affiliates and representatives of Buyer or any of them (the “Buyer Indemnitees”) from and against, and shall reimburse the Buyer Indemnitees for any loss, liability, damage or expense, including reasonable attorneys’ fees and costs of investigation incurred as a result thereof, that the Buyer Indemnitees shall incur or suffer (collectively “Buyer’s Recoverable Losses”), arising out of or resulting from (a) any representation or warranty of Seller contained in Article 2 or in any document, certificate, schedule or instrument delivered by or on behalf of the

Seller pursuant hereto, being untrue or inaccurate when made; (b) a breach or default by Seller of or under any agreement or covenant under or pursuant to this Agreement; or (c) the use or possession of the Purchased Assets, or the operation of the Acquired Business, on or before the Closing Date (other than the Assumed Liabilities).

6.3                                 Indemnity by Buyer.  Buyer shall indemnify, defend and hold harmless the Seller and the officers, directors, agents, affiliates and representatives of Seller or any of them (the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for any loss, liability, damage or expense, including reasonable attorneys’ fees and cost of investigation incurred as a result thereof, that the Seller Indemnities shall incur or suffer (collectively, “Seller’s Recoverable Losses”) resulting from (a) any representation or warranty of Buyer contained in Article 3 or in any document, certificate, schedule or instrument delivered by or on behalf of Buyer pursuant hereto, being untrue or inaccurate when made; (b) a breach or default by Buyer of or under any agreement or covenant under or pursuant to this Agreement; or (c) the use or possession of the Purchased Assets, or the operation of the Acquired Business, after the Closing Date.

6.4                                 Limitations on Liability.  Seller shall not be obligated for Buyer’s Recoverable Losses under section 6.2(a) above unless and until such loss, individually, or in the aggregate, shall have exceeded Twenty-Five Thousand Dollars ($25,000), in which case such liability shall be for all amounts in excess thereof. Additionally, Seller shall not be obligated for Buyer’s Recoverable Losses under section 6.2(a) above to the extent such losses exceed $10,000,000 in the aggregate.

6.5                                 Claims for Indemnification; Disputes

(a)                                  Claims for Indemnification.  Any party hereto shall give Seller or Buyer, as the case may be (the “Indemnitor”), written notice (the “Claim Notice”) of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought (the “Claim” or the “Claims).  The Claim Notice shall state (i) the aggregate amount of Buyer’s Recoverable Losses or Seller’s Recoverable Losses (in either case, “Recoverable Losses”) as to which indemnification is being sought (which amount may be estimated and updated from time to time), (ii) the components of the amount of Recoverable Losses for which indemnification is being sought (which components may be estimated and updated from time to time); and (iii) the specific grounds upon which the Claim for indemnification is being made.  The right to indemnification for a Claim shall be deemed to be accepted by the Indemnitor unless, within 30 days after the Indemnitor’s receipt of the Claim Notice, the Indemnitor shall notify the claimant in writing that it objects to the right to indemnification with respect to the Claim.

(b)                                 Resolution of Disputes.  The parties shall undertake in good faith to have their representatives promptly meet and attempt to resolve all disputes regarding indemnification.  If the parties are unable to resolve such disputes within 45 days, the resolution of the disputes shall be referred to and settled by binding arbitration before a single arbitrator to be held in San Diego, California, if arbitration is sought by Seller, or in Austin, Texas, if arbitration is sought by Buyer, and conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  The parties agree that arbitration under this Section 6.5(b) shall be the exclusive means of resolving disputes hereunder and that the arbitrator shall have the authority to require money damages or issue injunctions in connection with such arbitrations.  Judgment upon the award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  The successful or prevailing party shall be entitled to recover all attorneys’ fees, expert witness fees and other costs incurred in such action, in addition to any other relief to which it may be entitled.

ARTICLE 7

General Provisions

7.1                                 Entire Agreement; Modifications; Waiver.  This Agreement and the agreements ancillary hereto, supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof, and constitute the entire agreement of the parties relating to the subject matter hereof.  This Agreement may be amended only by an instrument in writing signed by Buyer and Seller.  Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder.  No waiver shall be binding unless executed in writing by the party making such waiver.

7.2                                 Severability.  If any clause or provision of this Agreement shall be held invalid or unenforceable by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect.

7.3                                 Successors and Assigns.  Neither party hereto may assign or transfer all or a portion of its rights or obligations under this Agreement without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors and assigns.

7.4                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.5                                 Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of Texas.

7.6                                 Notices.  All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when personally delivered, one business day after transmission if sent by facsimile or other overnight delivery service and appropriate confirmation is received, or five (5) days after being deposited in the United States mail, as certified or registered mail, return receipt requested, first class postage and fees prepaid, addressed as set forth below.  Any party from time to time may change such party’s address for giving notice by giving notice thereof in the manner outlined above:

If to Buyer:

dj Orthopedics, LLC

2985 Scott Street

Vista, California 92081

Attention:                                         Donald M. Roberts

Facsimile:                                            (760) 734-3566

If to the Seller:

Encore Medical, L.P.

9800 Metric Boulevard

Austin, Texas 78758

Attention:                                         Harry Zimmerman

Facsimile:                                            (512) 834-6310

7.7                                 Recitals, Schedules and Exhibits.  The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

7.8                                 Section Headings.  The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DJ ORTHOPEDICS, LLC

By:		/s/ Donald M. Roberts
	Name:	Donald M. Roberts
	Title:	Senior VP and General Counsel

ENCORE MEDICAL L.P.

By:	Encore Medical GP, Inc., its General Partner

By:		/s/ Harry L. Zimmerman
Name:		Harry L. Zimmerman
Title:		Executive Vice President-General Counsel